Exhibit (J)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference of our report dated December 15, 2005 on the financials statements and financial highlights of Access One Trust, in Post-Effective Amendment Number 10 to the Registration Statement (Form N-1A, No. 333-119022), included in the Annual Report to Shareholders for the fiscal year ended October 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

February 23, 2006